As filed with the Securities and Exchange Commission on May  19, 1998

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                  FORM S-8

                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                           SEARS, ROEBUCK AND CO.
           (Exact name of Registrant as specified in its charter)

     New York                   36-1750680
(State of incorporation)
                            (I.R.S. Employer Identification No.)

       3333 Beverly Road
Hoffman Estates, Illinois                     60179
(Address of principal executive offices)
                                             (Zip Code)

                   The Savings and Profit Sharing Fund of
                               Sears Employees
                          (Full title of the plan)

                           Michael D. Levin, Esq.
            Senior Vice President, General Counsel and Secretary
                           Sears, Roebuck and Co.
                              3333 Beverly Road
                         Hoffman Estates, IL  60179

Telephone number,  including area code, of agent for service: (847) 286-2500

                          CALCULATION OF REGISTRATION FEE

Title of      Amount       Proposed maximum  Proposed maximum   Amount of
Securities    to be        offering price    aggregate offering registration
to be         registered   per share         price              fee
registered

Common        3,000,000         *            $186,093,750       $54,898
Shares, par     shares
value $0.75
per share



In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

*The 3,000,000 common shares being registered represent the maximum number of shares which, it is anticipated, may be acquired by the Fund during the approximate 12 month period following the initial offering date under this Registration Statement and the filing fee has been calculated pursuant to Rule 457(h) based on the average of the high and low prices for Sears common shares on May 13, 1998 of $62.03125.

Pursuant to General Instruction E of Form S-8, the contents of Registration Statement No. 333-11973 (filed September 13, 1998) are incorporated by reference.





                                   PART II
             Information Required in the Registration Statement

Item 3.          Incorporation of Documents by Reference

         The following documents filed by Sears, Roebuck and Co. ("Sears") with the Securities and Exchange Commission (the "Commission") are incorporated in and made a part of this Prospectus by reference, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference: (1) Sears Annual Report on Form 10-K for the fiscal year ended January 3, 1998, (2) Sears Quarterly Report on Form 10-Q for the quarterly period ended April 4, 1998, (3) Sears Current Reports on Form 8-K dated January 22 and February 18, 1998, filed by Sears with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act"), and (4) all documents (other than those portions of such documents described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the Commission) filed by Sears with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered hereunder have been sold or deregistering all securities then remaining unsold.

Item 4.          Description of Securities.

         Not applicable.

Item 5.          Interests of Named Experts and Counsel.

         Not applicable.

Item 6.          Indemnification of Directors and Officers.

         Article V of the By-Laws of Sears, relating to indemnification of directors and officers, is incorporated by reference to Exhibit 3.(ii) to the Annual Report on Form 10-K of Sears for the year ended January 3, 1998.

         Judgments or decrees rendered against The Savings and Profit Sharing Fund of Sears Employees (the "Fund"), the Trustee, the Investment Committee or other fiduciaries which are not based upon a breach of fiduciary responsibility are to be satisfied from Fund assets and not from assets of the Trustee, the members of the Investment Committee or other named fiduciaries.

         The New York Business Corporation Law ("BCL") and the By-Laws of Sears generally provide for the indemnification of any director or officer of Sears who is or is threatened to be made a party to any action because such person is or was a director or officer of Sears, or because such person served another enterprise (including Sears Investment Management Co. ("SIMCO") or the Fund) at the request of Sears, against judgments, fines, amounts paid in settlement and expenses (including attorneys' fees) in connection with such action, as limited by the BCL and the By-Laws in certain circumstances depending upon the type of conduct involved and the nature of the action. As authorized by the Delaware General Corporation Law ("GCL"), the by-laws of SIMCO also provide for indemnification of directors, officers, employees and agents of SIMCO in a manner generally similar to that described above.

         The BCL authorizes Sears, and the GCL authorizes SIMCO, to purchase indemnification insurance.

         Sears has in effect insurance policies with total coverage of $150,000,000 (subject to a deductible) which insure directors and officers of Sears and of certain other entities (including SIMCO and the Fund) against certain claims which are not indemnifiable by Sears, SIMCO or the Fund.
These policies also provide for the payment by the insurer of amounts, excluding certain fines and penalties which are legally uninsurable and certain other matters, which Sears, certain other entities (including SIMCO and the Fund), or their officers, directors or employees become obligated to pay by reason of any claim based upon an act or omission in the management or administration of certain employee benefit plans (including the Fund) sponsored by Sears and certain subsidiaries of Sears.

Item 7.          Exemption from Registration Claimed.

         Not applicable

Item 8.          Exhibits.

         The Exhibits to this Registration Statement are listed in the Exhibit Index beginning on page E-1 of this Registration Statement, which Index is incorporated herein by reference.

         The Registrant will submit the Fund document as amended and restated and Amendments 1, 2 and 3 thereto, as attached as or incorporated by reference in Exhibits 4.1, 4.2, 4.3 and 4.4, respectively, to the Internal Revenue Service ("IRS") in a timely manner and will make all changes required by the IRS in order to qualify the Fund.

Item 9.          Undertakings.

A.       The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(l)(i) and (A)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                 SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hoffman Estates, State of Illinois, on the 20th of May, 1998.

                                                   SEARS, ROEBUCK AND CO.

                                                   By:  /s/MICHAEL D. LEVIN*
                                                        Michael D. Levin
                                                        Senior Vice President,
                                                        General Counsel and
                                                        Secretary

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

         Signature                                                  Title

/s/ARTHUR C. MARTINEZ*                             Chairman of the Board of
Arthur C. Martinez                                 Directors, President and
                                                   Chief Executive Officer
                                                   (Principal Executive
                                                   Officer)

/s/GARY L. CRITTENDEN*                             Executive Vice President
Gary L. Crittenden                                 and Chief Financial Officer
                                                   (Principal Financial
                                                   Officer)

/s/HALL ADAMS, JR.*                                Director
Hall Adams, Jr.

/s/BRENDA C. BARNES*                               Director
Brenda C. Barnes

/s/WARREN L. BATTS*                                Director
Warren L. Batts

/s/ALSTON D. CORRELL, JR.*                         Director
Alston D. Correll, Jr.

/s/MICHAEL A. MILES*                               Director
Michael A. Miles

/s/RICHARD C. NOTEBAERT*                           Director
Richard C. Notebaert

/s/HUGH B. PRICE*                                  Director
Hugh B. Price

/s/CLARENCE B. ROGERS, JR.*                        Director
Clarence B. Rogers, Jr.

/s/PATRICK G. RYAN*                                Director
Patrick G. Ryan

/s/DOROTHY A. TERRELL*                             Director
Dorothy A. Terrell


*By:  /s/MICHAEL D. LEVIN (Attorney-in-Fact)
         Michael D. Levin


Date:    May 20, 1998



         The Plan.        Pursuant to the requirements of the Securities Act
of 1933, the administrator of The Savings and Profit Sharing Fund of Sears Employees has duly caused this Registration Statement to be signed on the Fund's behalf by the undersigned, thereunto duly authorized, in Hoffman Estates, State of Illinois, on the 20th day of May, 1998.

                                  THE SAVINGS AND PROFIT SHARING
                                  FUND OF SEARS EMPLOYEES

                                  By:  SEARS, ROEBUCK AND CO.
                                       Plan Administrator

                                  By:  /s/JOHN SLOAN
                                       John Sloan, Senior Vice
                                       President, Human Resources


                                EXHIBIT INDEX

Exhibit
Number

4.1 The Savings and Profit Sharing Fund of Sears Employees as amended and restated effective as of August 14, 1996 [Incorporated by reference to
Exhibit 4(A) to Registration Statement No. 333-11973]

4.2 Amendment No. 1, effective December 31, 1996, to The Savings and Profit Sharing Fund of Sears Employees*

4.3 Amendment No. 2, effective April 1, 1997, to The Savings and Profit Sharing Fund of Sears Employees [Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Sears, Roebuck and Co. for the quarter ended June 28, 1997]

4.4 Amendment No. 3, effective January 1, 1998, to the Savings and Profit Sharing Fund of Sears Employees [Incorporated by reference to Exhibit 99.(ii) to the Annual Report on Form 10-K of Sears, Roebuck and Co. for the year ended January 3, 1998.]

 4.5 The Sears 401(k) Profit Sharing Trust Agreement as amended and restated effective as of January 1, 1998 [Incorporated by reference to
Exhibit 99.(iii) to the Annual Report on Form 10-K of Sears, Roebuck and Co. for the year ended January 3, 1998]

15       Acknowledgment of Deloitte & Touche LLP regarding unaudited interim information*

23       Consent of Deloitte & Touche LLP*

24       Powers of Attorney of certain directors and officers of Sears, Roebuck and Co.*



*  Filed herewith